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                                                                    Exhibit 10.9

Stock Loan Agreement

For valuable consideration, the receipt of which is hereby acknowledged, Palm Tree Promotions, Inc. ("Lender") hereby lends and remits to The Wall St. Trading Group, 455 California Street, Suite 433, San Francisco, California 94104 ("Borrower"), 100,000 (one hundred thousand) Shares of Revenge Marine, Inc., a company whose shares are traded on NASDAQ/Bulletin Board (the "RMI Shares"). Borrower hereby acknowledges receipt of the RMI shares and agrees to remit to Lender an equal number of RMI shares, or payment in case equal to their fair market value, but no later than July 31, 1999 (the "Maturity Date").

Should borrower fail to remit the aforementioned RMI shares when due, Borrower shall be in default. Upon any default hereunder, Borrower shall immediately become indebted to Lender for the aforementioned RMI shares, plus interest at the rate of 12% (twelve per cent) per annum on the Listed market value of said securities on the date of default. Any interest due hereunder is payable in lawful money of the United States. Borrower hereby waives presentment, demand, notice of dishonor and protest and the right to assert any statue of limitations in connection with remitting the RMI shares to Lender.

If any legal action becomes necessary to recover the aforementioned RMI shares or to collect any sums due pursuant to this Agreement, the parties agree to submit the matter to arbitration before the American Arbitration Association or JAMS Endispute pursuant to their rules for resolving commercial disputes. Borrower promises and agrees to pay Lender all legal fees, expenses and costs as the arbitrator may award.

Dated February 17, 1998

Palm Tree Promotions

/s/

The Wall Street Trading Group

/s/ Bruce K. Dorfman